Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated August 30, 2021, of CLS Holdings USA, Inc. relating to the audit of the consolidated financial statements as of May 31, 2021 and 2020, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

Houston, TX

May 23, 2022